As filed with the Securities and Exchange Commission on March 4, 1997



                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                 FORM S-8

                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933



                    FEDERATED DEPARTMENT STORES, INC.

                           151 West 34th Street
                         New York, New York 10001
                              (212) 695-4400

                                  -and-

 Delaware                  7 West Seventh Street             13-3324058
(State of                 Cincinnati, Ohio  45202            (I.R.S. Employer
incorporation)                (513) 579-7000                 Identification
                                                             Number)


                    FEDERATED DEPARTMENT STORES, INC.
             NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN


                Copies of notices and other communications
                            should be sent to:
  Dennis J. Broderick, Esq.                  Mark E. Betzen, Esq.
    Senior Vice President,                Jones, Day, Reavis & Pogue
General Counsel, and Secretary             2300 Trammell Crow Center
Federated Department Stores, Inc.               2001 Ross Avenue
    7 West Seventh Street                     Dallas, Texas  75201
   Cincinnati, Ohio  45202                       (214) 220-3939
       (513) 579-7000

   Approximate date of commencement of proposed sale to the public:   From
time to time after the effective date of this Registration Statement.

                     CALCULATION OF REGISTRATION FEE

                                             Proposed     Proposed
                                             Maximum      Maximum
Title of                          Amount     Offering    Aggregate    Amount of
Securities to                     to be       Price       Offering    Registra-
be Registered                    Registered   per          Price *      tion
                                              Share *                    Fee

Common Stock, par value $0.01
per share .  .  .  .  .  .  .     75,000     $34.9375    $2,620,313    $794.03


   * Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h)(1) based on the market value of shares of Federated Common Stock ($34.9375 per share, which is the average of the high and low sale prices of a share of Federated Common Stock on the Composite Tape of The New York Stock Exchange, Inc. on February 26, 1997).


                               PART II


Item 3.  Incorporation of Documents by Reference

     The following documents (or, as applicable, the portions thereof specified below) filed by Federated Department Stores, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference, as of their respective dates, in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996 (Commission File No. 1-13536);

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 4, August 3, and November 2, 1996 and
Current Report on Form 8-K, dated May 21, 1996; and

     (c) The description of the Common Stock contained in a Registration Statement on Form 8-A filed with the Commission on December 12, 1994 pursuant to Section 12(b) of the Exchange Act.

In addition, all documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

     The Company's Certificate of Incorporation (the "Certificate") provides, as do the charters of many other publicly held companies, that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Certificate and the Company's By-Laws (the "By-Laws") provide for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by Delaware law from time to time, and the By-Laws provide for various procedures relating thereto. Certain provisions of the Certificate protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Certificate absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives an improper personal benefit. The Certificate also does not absolve directors of liability under section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees, and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     The Certificate provides, among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is involved in, any action, suit, or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee, or agent for another entity), will be indemnified and held harmless by the Company to the full extent authorized by Delaware law against all expense, liability, or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. The rights conferred thereby will be deemed to be contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above in advance of their final disposition.

     As authorized by the Certificate, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and (iii) the establishment, upon approval by the Company's Board of Directors, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

Item 8.  Exhibits

               4.1 --   Certificate of Incorporation of the
            Company (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (the "1994 Form 10-K"))

               4.2 --   By-Laws of the Company (incorporated by
            reference to Exhibit 3.2 to the 1994 Form 10-K)

               4.3 --   Rights Agreement between the Company and
            the Rights Agent thereunder (incorporated by reference to Exhibit 4.3 to the 1994 Form 10-K)

               5  --   Opinion of Counsel

              23  --   Consent of KPMG Peat Marwick LLP

              24  --   Powers of Attorney

Item 9.  Undertakings

     A.  The Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or
     Section 15(d) of the Exchange Act and incorporated herein by reference; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.




                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on March 3, 1997.

                                   FEDERATED DEPARTMENT STORES, INC.

                                   By:           /s/ Dennis J. Broderick
                                                   Dennis J. Broderick
                                       Senior Vice President, General Counsel,
                                                    and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 3, 1997.

   Signature                                          Title

   *Allen I. Questrom                   Chairman of the Board and Chief
   Allen I. Questrom                    Executive Officer (principal
                                        executive officer) and Director

    *Ronald W. Tysoe                    Vice Chairman and Chief Financial
    Ronald W. Tysoe                     Officer (principal financial officer)
                                        and Director

    *Joel A. Belsky                     Vice President and Controller
     Joel A. Belsky                     (principal accounting officer)

    *Lyle Everingham                    Director
    Lyle Everingham

    *Meyer Feldberg                     Director
     Meyer Feldberg

  *Earl G. Graves, Sr.                  Director
  Earl G. Graves, Sr.

    *George V. Grune                    Director
    George V. Grune

    *Joseph Neubauer                    Director
    Joseph Neubauer

   *Paul W. Van Orden                   Director
   Paul W. Van Orden

*Karl M. von der Heyden                 Director
 Karl M. von der Heyden

 *Marna C. Whittington                  Director
  Marna C. Whittington

  *James M. Zimmerman                   Director
   James M. Zimmerman


*The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons.

                                             /s/ Dennis J. Broderick
                                               Dennis J. Broderick,
                                                 Attorney-in-Fact

                         INDEX TO EXHIBITS

                                                           Sequentially
                                                           Numbered
Exhibit No.              Exhibit                               Page
  4.1   -- Certificate of Incorporation
        of the Company (incorporated by
        reference to Exhibit 3.1 to the
        Company's Annual Report on Form
        10-K for the fiscal year ended
        January 28, 1995 (the "1994
        Form 10-K"))

  4.2   -- By-Laws of the Company
        (incorporated by reference to
        Exhibit 3.2 to the 1994 Form 10-K)

  4.3   -- Rights Agreement between the
        Company and the Rights Agent
        thereunder (incorporated by
        reference to Exhibit 4.3 to the
        1994 Form 10-K)

  5  -- Opinion of Counsel

 23  -- Consent of KPMG Peat Marwick LLP

 24  -- Powers of Attorney